Exhibit 99.1

SinoCoking to Present at
the Rodman & Renshaw Annual Global Investment Conference
on September 14 at 9:35am ET

PINGDINGSHAN, China, Sep. 9 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced today that it will present at the Rodman & Renshaw Annual Global Investment Conference, to be held September 12-15, 2010, at the New York Palace Hotel in New York City.

Mr. Jianhua Lv, Chairman and Chief Executive Officer, will present on behalf of the Company on Tuesday, September 14, 2010, at 9:35am ET. The Company’s management will also participate in one-on-one meetings with analysts and investors.

The presentation will be available via webcast. To register please go to:
http://www.wsw.com/webcast/rrshq18/scok

About SinoCoking

SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation (Nasdaq:SCOK), is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking currently has mining rights and capacity to extract 300,000 metric tons of coal per year from its own mines located in the Henan Province in central China. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking owns its assets and conducts its operations through its subsidiaries, Top Favour Limited, a British Virgin Islands holding company, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. ("Hongyuan"), Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. ("Hongli"), Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd.

For further information, contact:

SinoCoking Coal and Coke Chemical Industries, Inc.
Sam Wu
Chief Financial Officer
Tel:   +86-375-2882-999
Email: wuzan@vip.sina.com

OR

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net